Exhibit m.3
                                 Class C Shares
                          Rule 12b-1 Distribution Plan

                                 Class C Shares
                          RULE 12b-1 DISTRIBUTION PLAN

                  This distribution plan (the "Rule 12b-1 Distribution Plan" or the "Plan") has been adopted by the Class C shareholders of Phoenix-Seneca Funds (the "Trust"), a Delaware business trust, on _________________, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

                                 W H E R E A S:

                  The Trust is an open-end management investment company and is registered as such under the Act. The Trust, at present, has three series which are currently being offered, and the Board of Trustees may establish and offer additional series in the future. Each series has a multi-class distribution system that allows each series to offer investors the option of purchasing shares of separate share classes. This Plan governs only the Class C Shares of each series of the Trust. The Trust may, from time to time, distribute shares of any class of any series through a contractual arrangement (the "Distribution Agreement") with a principal distributor for such class of shares of such series duly qualified to act on behalf of the Trust in such capacity (any such principal distributor, the "Principal Distributor"), it being understood that the Trust may change the Principal Distributor for any class of shares of any series from time to time. The Board of Trustees, including a majority of the Qualified Trustees (as defined in paragraph 4 herein), has determined to adopt the Plan. In voting to approve the Plan, the Trustees have determined, in the exercise of their reasonable business judgment and in light of their fiduciary duty, that there is a reasonable likelihood that this Plan will benefit the Class C Shares of each respective series the Trust with respect to which this Plan will be effective and its shareholders.

                  NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

                  1. The Trust shall pay to each Principal Distributor of Class C Shares of any series a distribution fee at the rate of three quarters of one percent (0.75%) per annum of the average daily net asset value of such Class of Shares of such series (the "Distribution Fee") and a service fee at a rate of one quarter of one percent (0.25%) of the average daily net asset value of such Class of Shares of such series of the Trust. The fee is paid to financial services firms including National Association of Securities Dealers, Inc. ("NASD") member firms for continuous personal service by such firms to investors in such Class C Shares.

                  2. The amounts set forth in paragraph 1 of this Plan shall be paid for the Principal Distributor's services and expenses as distributor of the Class C Shares of the Trust and may be spent by the Principal Distributor, in its discretion, on, among other things, compensation to and expenses (including overhead and telephone expenses) of account executives or other employees of the Principal Distributor or of other broker-dealers who engage in or support distribution of shares; printing of prospectuses and reports for other than existing shareholders;

advertising; preparation, printing and distribution of sales literature; and allowances to other broker-dealers.

                  3. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of Class C Shares of the Series. With respect to the submission of this Plan for such a vote, it shall have been effectively approved with respect to Class C Shares of any series if a majority of the outstanding voting securities of Class C Shares of that series votes for the approval of this Plan, notwithstanding that: (1) this Plan has not been approved by a majority of the outstanding voting securities of Class C Shares of any other series, or (2) the matter has not been approved by a majority of the outstanding voting securities of Class C Shares of the Trust.

                  4. This Plan shall become effective with respect to the Class C Shares of a series upon approval, together with any related agreements, by a majority vote of both (i) the Board of Directors and (ii) those Directors who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on this Plan and such related agreements.

                  5. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4 herein.

                  6. In each year that this Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall prepare and furnish to the Board and the Board shall review, at least quarterly, written reports, complying with the requirements of Rule 12b-1 under the Act, of the amounts expended under this Plan and purposes for which such expenditures were made.

                  7. This Plan may be terminated at any time with respect to the Class C Shares of any series by a majority vote of the Qualified Directors or by vote of a majority of the outstanding voting securities of Class C Shares of that series.

                  8. This Plan may not be amended in order to increase materially the amount of distribution expenses provided for in paragraph 1 herein unless such amendment is approved by a majority (as defined in the Act) of the outstanding voting securities of Class C Shares of any series and no material amendment to this Plan shall be made unless approved in the manner provided in paragraph 4 herein.

                  9. While this Plan shall be in effect, the selection and nomination of Directors who are not interested persons of the Trust (as defined in the Act) shall be committed to the discretion of the Directors then in office who are not interested persons of the Trust.

                  The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 herein, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

                  Notice is hereby given that this Plan is adopted on behalf of the Trust, and not by the Trustees or officers of the Trust individually, and the obligations of or arising out of this Plan are not binding upon the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust. Notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.